Mr. Michael Carroll                               May 15, 1998
  Franklin Ophthalmic Instruments Co., Inc.
  1265 Naperville Drive
  Romeoville, Illinois   60446

  Dear Mike,

       The Executive Compensation Committee has approved the following revisions to Brian Carroll's existing employment contract:

  *Term: March 1, 1998 to March 31, 2001

  *Salary:  $88,000 year one
            $92,000 year two
            $96,000 year three

  *Performance Pay Bonus Plan:

       Net income bonus- In each fiscal year during the term of the contract, commencing with fiscal 1998 (using fiscal 1997 as basis), if the Company's net income exceeds its net income for the prior year (if there is a net loss for the year, the basis shall be 0), the Company shall pay to Brian M. Carroll $1,000.00 for each $20,000 increment of such excess. Income from extraordinary items whre cash is not received by the Company shall note be included when determining bonus eligibility. Example: gain from debt restructuring or any other gain where the Company does not receive cash proceeds shall not be used in the formulas to determine bonus eligibility. Further example: if Company achieves net income of $1,000 (includes all income other than income derived from non-cash related extraordinary items) for fiscal 1998, employee shall receive a bonus of $5,000.00. The bonus shall be payable to the employee upon completion of each fiscal year end audit.

  Warrants:*     Warrants issued at fair market value to purchase 200,000
                 of common stock upon Execution of contract extension.

                 Warrants issued at fair market value to purchase 100,000 of common stock at the Beginning of year two of the contract extension.

                 Warrants issued at fair market value to purchase 100,000 of common stock at the Beginning of year three of the contract extension.

  *Warrants are to be issued when shares are available under the Company's stock options plan and/or the Company has authorized available, and provide an expiration date of 48 months from each issuance.

  Expense Reimbursement:   Education allowance for all course work, fees
                           etc...associated with continuing Education and/or licenses in areas in which employee is involved with for the Company.

                           Auto reimbursement of $550.00 per month.

                           All other business expenses as stated under the original contract terms and at the discretion of the Company President.

  Insurance:               Medical, Keyman and Disability Insurance
                           Coverage that the Company provides its officers.

                           All other terms and conditions of existing contract are in force from the Contract revision dates as stated above.


  Sincerely,

  /S/  Linda S. Zimdars
  Linda S. Zimdars
  Executive Compensation Committee


  Employee signature agreeing to the above modification

  /S/  Brian M. Carroll   May 15, 1998
  Brian M. Carroll